                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                         ARIZONA PUBLIC SERVICE COMPANY
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                 JEROME BENNETT
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     (1) Title of each class of securities to which transaction applies:

                                      N/A
- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

                                      N/A
- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

                                      N/A
- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

                                      N/A
- --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

                                      N/A
- --------------------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:

                                      N/A
- --------------------------------------------------------------------------------
     (3) Filing party:

                                      N/A
- --------------------------------------------------------------------------------
     (4) Date filed:

                                      N/A
- --------------------------------------------------------------------------------
- ---------------
    1Set forth the amount on which the filing fee is calculated and state how it was determined.

                         ARIZONA PUBLIC SERVICE COMPANY
                                 P.O. BOX 53999
                          PHOENIX, ARIZONA 85072-3999
                           NOTICE AND PROXY STATEMENT
    FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON TUESDAY, APRIL 19, 1994

To the Shareholders:

     The seventy-fourth annual meeting of shareholders of Arizona Public Service Company (the "Company") will be held at the offices of the Company at 400 North Fifth Street in Phoenix, Arizona, on Tuesday, April 19, 1994, at 10:00 a.m., for the following purposes:

     1. To elect a Board of Directors to serve for the ensuing year or until their successors are elected and qualified; and

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     This Proxy Statement is furnished in connection with the solicitation by the Company's Board of Directors of proxies in the accompanying form. The cost of solicitation, which will be by mail, will be borne by the Company. It is also anticipated that brokerage houses and others will be reimbursed for their out-of-pocket expenses in forwarding documents to beneficial owners of stock held in their names. Directors, officers, or employees of the Company may possibly solicit proxies by telephone or in person without extra compensation therefor.

     So far as management is aware, the matters set out in this Proxy Statement will be the only ones to be acted upon at the meeting. If any other matters properly come before the meeting or any adjournment thereof, the Proxy Committee named in the enclosed proxy will vote thereon in accordance with its judgment.

     The management of the Company cordially invites you to attend the meeting.

                                              By order of the Board of Directors
                                                                 NANCY C. LOFTIN
                                                                       Secretary

Approximate date of mailing to shareholders:
March 18, 1994

                                   IMPORTANT!

SHAREHOLDERS ARE EARNESTLY REQUESTED TO DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY. A POSTAGE-PAID ENVELOPE IS PROVIDED FOR MAILING IN THE UNITED STATES. YOU ARE ENTITLED TO REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS EXERCISED AND VOTE YOUR SHARES IN PERSON IF YOU ATTEND THE MEETING.

                               VOTING SECURITIES

     Each of the 77,973,146 shares of the Company's capital stock (71,264,947 shares of common and 6,708,199 shares of preferred) outstanding at the close of business on March 1, 1994 (the "Record Date") entitles the holder to notice of, and to vote at, this meeting or any adjournment thereof, but shares can be voted at the meeting only if the holder is present or represented by proxy. A majority of the outstanding shares entitled to vote and to be represented in person or by proxy at the meeting shall constitute a quorum for the conduct of business.

     In voting for directors, the votes to which each shareholder is otherwise entitled will be multiplied by the number of directors to be elected, and any shareholder may cumulate his or her votes by casting them all in person or by proxy for any one nominee or distribute them among two or more nominees. There are no conditions precedent to the exercise of cumulative voting rights, nor is any discretionary authority to cumulate being solicited hereby. An affirmative vote of a majority of the shares present and entitled to vote at the meeting is required for approval of the election of each director. Votes withheld are included in the determination of the number of shares present and entitled to vote and have the effect of a negative vote.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

     All of the outstanding shares of the common stock of the Company are owned by Pinnacle West Capital Corporation ("Pinnacle West"). Pursuant to a Pledge Agreement, dated as of January 31, 1990 between Pinnacle West and Citibank, N.A., as Collateral Agent (the "Pledge Agreement"), and as part of a restructuring of substantially all of its outstanding indebtedness, Pinnacle West granted certain of its lenders a security interest in all of the Company's outstanding common stock. Until the Collateral Agent and Pinnacle West receive notice of the occurrence and continuation of an Event of Default (as defined in the Pledge Agreement), Pinnacle West is entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the common stock. As to matters other than the election of directors, Pinnacle West agreed not to exercise or refrain from exercising any such right if, in the Collateral Agent's judgment, such action would have a material adverse effect on the value of the common stock. The pledgees under the Pledge Agreement do not presently beneficially own (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) the Company's outstanding common stock.

     No director-nominee is the beneficial owner of any of the outstanding capital stock of the Company except for Mr. Thomas G. Woods, Jr. and his wife, who beneficially own 700 shares of the Company's $2.625 Cumulative Preferred Stock, Series C, which is less than 1% of the class.

     The following table shows each person who at the close of business on December 31, 1993 was known by the Company to beneficially own (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) more than 5% of any class of the capital stock of the Company:

                                                        AMOUNT AND NATURE     PERCENT
 TITLE OF              NAME AND ADDRESS OF                OF BENEFICIAL          OF
  CLASS                  BENEFICIAL OWNER                   OWNERSHIP          CLASS
- ----------    --------------------------------------    -----------------     --------
Common        Pinnacle West Capital Corporation           71,264,947           100.00%
              400 East Van Buren, Suite 800                (Direct)
              Phoenix, AZ 85004
Preferred     Cargill Incorporated                         350,000                5.1%
              15407 McGinty Road West                      (Direct)
              Wayzata, MN 55391

                     OWNERSHIP OF PINNACLE WEST SECURITIES
                                 BY MANAGEMENT

     The following table sets forth as of March 1, 1994 the number of shares of common stock of Pinnacle West beneficially owned by each director and nominee, each executive officer named in the summary compensation table and all directors and officers as a group. Shares which may be acquired within 60 days by the exercise of stock options are shown separately. Unless otherwise indicated, the owners listed have sole voting and investment power.

                                                                        SHARES UNDER
                                                         SHARES           OPTIONS         TOTAL SHARES
                                                      BENEFICIALLY      EXERCISABLE       BENEFICIALLY
                    NAME OR GROUP                       OWNED(1)       WITHIN 60 DAYS        OWNED
- ----------------------------------------------------- ------------     --------------     ------------
Kenneth M. Carr......................................         10               -0-                  10
William F. Conway....................................     27,787             4,329              32,116
O. Mark De Michele...................................     76,020            69,970             145,990
Walter F. Ekstrom....................................     35,192             7,319              42,711
Martha O. Hesse......................................      1,200            14,000              15,200
Marianne Moody Jennings..............................        110               -0-                 110
Robert G. Matlock....................................        500               -0-                 500
Jack M. Morgan.......................................        277               -0-                 277(3)
Marvin R. Morrison...................................      6,123               -0-               6,123(3)
Jaron B. Norberg.....................................     36,839            29,009              65,848
John R. Norton III...................................     10,000            17,500              27,500
Shirley A. Richard...................................     24,552            32,122              56,674
Donald M. Riley......................................      2,500               -0-               2,500
Henry B. Sargent ....................................     59,027            58,797             117,824
Wilma W. Schwada.....................................      1,200               -0-               1,200
Verne D. Seidel......................................      1,174               -0-               1,174
Richard Snell........................................     41,248           312,475             353,723
Morrison F. Warren...................................        198               -0-                 198(3)
Ben F. Williams, Jr..................................      2,100               -0-               2,100
Thomas G. Woods, Jr. ................................      2,400               -0-               2,400
All Directors and Officers as a Group................    462,569           618,858           1,081,427(2)

- ----------
(1) Includes shares subject to restrictions under the Pinnacle West stock option plan and vested shares in the Company's employee savings plan. Shares as to which voting or investment power is shared with others are as follows: Mr. Carr -- 10; Mr. Conway -- 14,157; Mr. De Michele -- 6,827; Ms.
    Jennings -- 110; Mr. Matlock -- 500; Mr. Morrison -- 6,123; Mr.
    Norberg -- 1,054; Mr. Norton -- 3,000; Ms. Richard -- 10,555; Mr.
    Sargent -- 26,560; Mr. Seidel -- 480; Mr. Williams -- 500 and Mr.
    Woods -- 2,400.

(2) Includes 102,631 shares in which voting or investment power is shared with others. Such total amount accounted for 1.2% of the total outstanding shares of Pinnacle West, however no individual owns as much as 1%.

(3) Messrs. Morgan, Morrison and Warren are retiring as directors and are not standing for re-election.

                             ELECTION OF DIRECTORS

     It is the intention of the persons named in the enclosed proxy to vote for the nominees listed below to serve as members of the Board of Directors until the next annual meeting of shareholders or until their successors are elected and qualified. If, between the mailing of this Proxy Statement and the meeting date, any such individual becomes unavailable to serve (which is not anticipated), the proxies may be voted for a person properly nominated or the number of directors to be elected will be reduced accordingly. The following information has been furnished by the respective nominees as of March 1, 1994.

                                                                             DATE FIRST
       NAME, AGE, BUSINESS EXPERIENCE, AND DIRECTORSHIPS(1)              BECAME A DIRECTOR
- -------------------------------------------------------------------------------------------
KENNETH M. CARR, 68, is retired. Between June 1991 and August 1991            December 1991
Mr. Carr acted as Special Assistant to the Nuclear Regulatory
  Commission (NRC). From August 1986 to June 1991, he served as a commissioner of the NRC, holding the position of Chairman during the last two years of his term. Prior to serving as a commissioner,
Mr. Carr was a career naval officer retiring in 1985 as a Vice
Admiral.
O. MARK DE MICHELE, 59, is President and Chief Executive Officer of          September 1982
  the Company. Mr. De Michele was elected President and Chief
Operating Officer of the Company in 1982 and became Chief Executive
Officer in January 1988. Mr. De Michele is also a director of
America West Airlines, Inc.
MARTHA O. HESSE, 51, is President of Hesse Gas Company, Dolan                 December 1991
Energy Corporation and Sierra Blanca Gas Company, Houston, Texas
(marketing of gas and other fuels; energy investment). In 1990 Ms.
Hesse served as Senior Vice President of First Chicago Corporation
(financial services), and from 1986 to 1989, she was Chairman of the Federal Energy Regulatory Commission. Ms. Hesse is also a director of Sithe Energies, Inc.
MARIANNE MOODY JENNINGS, 40, is a Professor of Legal and Ethical                 March 1987
  Studies in Business at the College of Business, Arizona State
University where she has worked for more than five years. In addition, Ms. Jennings is a textbook author, and since 1977 she has been a consultant for various firms.
ROBERT G. MATLOCK, 60, has, since 1984, been an independent                      April 1993
  management consultant to various governmental agencies involved in developing nuclear energy resources and to utilities operating nuclear facilities.
JARON B. NORBERG, 56, has, for over five years, served as Executive               July 1986
  Vice President and Chief Financial Officer of the Company.

                                                                             DATE FIRST
       NAME, AGE, BUSINESS EXPERIENCE, AND DIRECTORSHIPS(1)              BECAME A DIRECTOR
- -------------------------------------------------------------------------------------------
JOHN R. NORTON III, 64, has, for over five years, been Chairman and            January 1984
  Chief Executive Officer of J.R. Norton Company (agricultural production). Mr. Norton is also a director of Aztar Corporation
(casino hotels), America West Airlines, Inc. and Terra Industries
Inc. (Agricultural Chemicals).
DONALD M. RILEY, 50, is President and General Manager of Gilpin's                 June 1987
Construction Company, Inc. (general contractor), Yuma, Arizona.
HENRY B. SARGENT, 59, has, for over five years, served as Executive            January 1976
  Vice President and Chief Financial Officer of Pinnacle West. Mr.
Sargent served as a director of the Company from January 1976 until he resigned in July 1986. He was reelected as a director in May
1990. Mr. Sargent is also a director of Magma Copper Company.
WILMA W. SCHWADA, 67, is a civic leader and homemaker, Phoenix,              September 1977
  Arizona.
VERNE D. SEIDEL, 68, is a real estate broker and managing partner                 June 1987
  of HMS Properties (property management), Flagstaff, Arizona.
RICHARD SNELL, 63, was elected, as of February 1990, Chairman of                  July 1975
  the Board of the Company and Chairman of the Board, President,
and Chief Executive Officer of Pinnacle West. Mr. Snell was
Chairman of the Board, President and Chief Executive Officer of
Ramada Inc. from 1981 to 1989, and was the Chief Executive Officer
(from 1989 to February 1990) and Chairman of the Board (from 1989 to February 1992) of Aztar Corporation, successor to Ramada's casino hotel business. He remains a director of Aztar Corporation.
BEN F. WILLIAMS, JR., 64, has been a partner since 1991 in the law            December 1970
  firm of Lesher and Williams, Tucson, Arizona. Prior to joining the Lesher and Williams Law Firm, Mr. Williams practiced law in
Douglas, Arizona.
THOMAS G. WOODS, JR., 67, served as a consultant to the Company               November 1977
  between 1985 and 1992. He retired in February 1985 as Executive
Vice President of the Company.

- ----------
(1) Ms. Hesse and Messrs. De Michele, Norton, Sargent, and Snell are also currently directors of Pinnacle West.

                          THE BOARD AND ITS COMMITTEES

     The full Board of Directors met twelve times in 1993. Certain required information is provided below in regard to the Human Resources and the Audit Review Committees of the Board. There are presently two other standing committees of the Board that are important to its overall operations. Each director then in office attended 75% or more of the meetings of the full Board and of the committees on which he or she served.

     The Human Resources Committee is composed of Mmes. Hesse, Jennings and Schwada and Messrs. Morgan, Norton, Riley and Williams. In addition to the responsibilities mentioned in the Report of the Human Resources Committee which is contained in this Proxy Statement, such Committee also recommends prospective new Board members to the full Board. The Committee may consider shareholder suggestions with respect to new nominees for the Board if the suggestion is sent to the Secretary of the Company at the address on the cover page of this Proxy Statement.

     The Company's Audit Review Committee reviews the performance and independence of the Company's independent accounting firm, makes an annual recommendation to the full Board with respect to the appointment of the firm, approves the general nature of the services to be performed by the firm, and solicits and reviews the firm's recommendations. The Committee also consults with the Company's internal audit group and periodically reviews the relationships among that group, management of the Company, and its independent accountants. The Committee met five times in 1993. Its members are Mmes. Hesse and Jennings and Messrs. Morgan, Morrison, Riley, Seidel, Warren and Woods.

     In 1993 each director, except directors who are also salaried officers of the Company, received $15,000 plus $750 for each Board meeting attended and $500 for each committee meeting attended. Directors who are also salaried officers of the Company received no directors fees.

     During 1993 the Company paid R. G. Matlock & Associates, Inc. $32,599 in fees and expenses for consulting services relating to the Company's nuclear operations. Mr. Robert G. Matlock is President and Chief Executive Officer of R.
G. Matlock Associates, Inc.

                             EXECUTIVE COMPENSATION

     The following table shows the annual and long-term compensation paid or accrued during the three years ending December 31, 1993 for each of the five most highly compensated executive officers of the Company for services rendered in all capacities to the Company and its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG TERM
                                                                          COMPENSATION
                                                                    -------------------------
                                          ANNUAL COMPENSATION                         (F)            (G)
                                         ----------------------        (E)         SECURITIES        ALL
                                                                    RESTRICTED     UNDERLYING       OTHER
            (A)                  (B)        (C)          (D)          STOCK         OPTIONS        COMPEN-
NAME AND PRINCIPAL POSITION     YEAR     SALARY(1)      BONUS       AWARDS(2)       GRANTED       SATION(3)
- ----------------------------    -----    ---------     --------     ----------     ----------     ---------
William F. Conway               1993     $ 326,282     $130,543      $     -0-          -0-        $ 9,447
Executive Vice President,       1992       343,978       88,729         50,863       13,000          5,110
Nuclear                         1991       299,738      116,500         40,950       13,000          2,543
O. Mark De Michele              1993       394,642      136,994        110,625       25,000          7,737
President, Chief Executive      1992       384,816       86,678         97,813       25,000         28,224
Officer and Director            1991       373,608       80,000         78,750       25,000         25,358

                                                                            LONG TERM
                                                                          COMPENSATION
                                                                    -------------------------
                                          ANNUAL COMPENSATION                         (F)            (G)
                                         ----------------------        (E)         SECURITIES        ALL
                                                                    RESTRICTED     UNDERLYING       OTHER
            (A)                  (B)        (C)          (D)          STOCK         OPTIONS        COMPEN-
NAME AND PRINCIPAL POSITION     YEAR     SALARY(1)      BONUS       AWARDS(2)       GRANTED       SATION(3)
- ----------------------------    -----    ---------     --------     ----------     ----------     ---------
Walter F. Ekstrom               1993     $ 228,122     $ 46,814      $     -0-          -0-        $11,074
Executive Vice President,       1992       188,269       44,121         39,125       10,000          3,746
Engineering, Operations and     1991       182,783       43,000         31,500       10,000          1,527
Construction
Jaron B. Norberg                1993       248,614       70,014         57,525       13,000          6,486
Executive Vice President,       1992       227,556       51,377         50,863       13,000         28,457
Chief Financial Officer and     1991       225,344       50,000         40,950       13,000         26,293
Director
Shirley A. Richard              1993       188,508       51,805         54,844       12,500          4,952
Executive Vice President,       1992       184,243       41,423         29,344        7,500          2,693
Customer Service,               1991       177,967       40,000         23,625        7,500          1,694
Marketing & Corporate
Relations

- ----------
(1) Includes salaries, deferred cash compensation, and amounts paid to Mr. Conway under a deferred compensation arrangement.

(2) The value of the restricted stock is based on the closing market price of Pinnacle West common stock on the date the restricted shares were granted. Restricted stock will not be distributed prior to three years from the date of grant. Thereafter one share of such stock will be distributed to a participant, from time to time for every five shares of unrestricted stock that such participant holds for 24 consecutive months. Dividends that are payable in cash or stock may be withheld until the restrictions lapse.

    The aggregate number of restricted shares held and their value (in brackets) as of December 31, 1993 are as follows: Mr. Conway -- 12,976 [$291,960]; Mr. De Michele -- 21,016 [$472,860]; Mr. Ekstrom -- 0 [-0-]; Mr.
    Norberg -- 11,686 [$262,935]; and Ms. Richard -- 5,500 [$123,750].

(3) This column includes (i) the above market portion of interest accrued in 1993 on funds deferred under a deferred compensation plan described on page 11 in the following amounts: Mr. Conway -- $4,871; Mr. De Michele -- $3,170; Mr. Ekstrom -- $6,680; Mr. Norberg -- $1,372; and Ms. Richard -- $2,236;
    (ii) Company contributions made during 1993 under the Company's Employee Savings Plan in the following amounts: Mr. Conway -- $4,486; Mr. De
    Michele -- $4,493; Mr. Ekstrom -- $4,373; Mr. Norberg -- $4,486; and Ms. Richard -- $2,716; and (iii) premiums paid by the Company for group term life insurance in the following amounts: Mr. Conway -- $90; Mr. De
    Michele -- $74; Mr. Ekstrom -- $21; Mr. Norberg -- $228; and Ms.
    Richard -- $0.

     STOCK OPTION GRANTS IN 1993 AND PRESENT VALUE. The following table sets forth, for each of the individuals named in the summary compensation table, the number of shares of Pinnacle West common stock covered by options granted during 1993, the percentage of options received of the total options granted, the exercise price, the date the option expires and the present value of the options as of the date of grant.

                                            PERCENTAGE
                                             RECEIVED
                            NUMBER OF        OF TOTAL
                           SECURITIES        OPTIONS
                           UNDERLYING        GRANTED                                      PRESENT VALUE
                             OPTIONS          TO ALL        EXERCISE      EXPIRATION       ON DATE OF
          NAME               GRANTED        EMPLOYEES       PRICE(1)         DATE           GRANT(2)
- ------------------------   -----------      ----------      --------      ----------      -------------
Mr. Conway                       -0-            -0-             -0-                              -0-
Mr. De Michele                25,000           6.2%          $22.13        Dec. 2003         $85,000
Mr. Ekstrom                      -0-            -0-             -0-                              -0-
Mr. Norberg                   13,000           3.2%           22.13        Dec. 2003          44,200
Ms. Richard                    2,500            .6%           21.19        Mar. 2003           8,400
Ms. Richard                   10,000           2.5%           22.13        Dec. 2003          34,000

- ----------
(1) Options may be exercised by the payment of cash and/or shares of Pinnacle West common stock. The plan permits "cashless" exercises of options under which the exercise price may be paid by directing the Company to withhold from the shares of stock that would otherwise be issued upon exercise of the option, that number of shares having a fair market value on the exercise date equal to the option price. Options vest annually in installments of 33 1/3% per year beginning on the first anniversary of the date of grant.

(2) The Black-Scholes option pricing model was used in determining the present value of the options granted. The assumptions utilized in the Black-Scholes equation model to determine the present value are as follows: 17.3% for expected volatility; 5.23% for risk free rate of return; 3.62% for dividend yield and 5 years for the time of exercise.

     STOCK OPTIONS EXERCISED IN 1993 AND YEAR-END VALUE. The following table sets forth as to the individuals named in the summary compensation table information with respect to the exercise of options to purchase Pinnacle West common stock during 1993, the value realized upon exercise of options, the aggregate number of securities underlying unexercised options held at December 31, 1993 and their value on that date.

                                                                   NUMBER OF           VALUE OF
                                                                   SECURITIES         UNEXERCISED
                                                                   UNDERLYING        IN-THE-MONEY
                                   SHARES                          OPTIONS AT         OPTIONS AT
                                  ACQUIRED                          12/31/93           12/31/93
                                 ON EXERCISE        VALUE         EXERCISABLE/       EXERCISABLE/
            NAME                  OF OPTION      REALIZED(1)     UNEXERCISABLE     UNEXERCISABLE(2)
- -----------------------------    -----------     -----------     --------------    -----------------
Mr. Conway                          40,000        $ 513,600      12,987/13,013     $ 71,157/$ 54,779
Mr. De Michele                      75,000          890,625      47,198/50,025     136,841/ 114,719
Mr. Ekstrom                         29,990          281,783        6,073/-0-            -0-/-0-
Mr. Norberg                         40,000          500,400      25,862/26,013      71,157/  59,654
Ms. Richard                            -0-              -0-      30,204/20,000     237,968/  38,593

- ----------
(1) Value of options exercised is the market value of the shares on the exercise date minus the exercise price.

(2) Only includes options whose per-share exercise price is less than the market value of a share of Pinnacle West common stock on December 31, 1993 ("in-the-money options"). Value of the outstanding options is the value of Pinnacle West common stock at year end minus the exercise price.

     EMPLOYEES' RETIREMENT PLAN AND SUPPLEMENTAL EXCESS BENEFIT RETIREMENT PLAN. The following table illustrates the annual benefits that would be provided under the Company Employees' Retirement Plan and the Supplemental Excess Benefit Retirement Plan to employees of the Company, including officers, who retire at the indicated compensation and longevity levels and who elect to receive such benefits (which are calculated on a straight-life annuity basis) over their remaining lives.

                                                YEARS OF SERVICE WITH APS
        AVERAGE ANNUAL      ------------------------------------------------------------------
        COMPENSATION(A)      5(B)           10             20             30          33 1/3(C)
        ---------------     ------------------------------------------------------------------
           $  60,000        $ 4,875       $ 9,750       $ 19,500       $ 29,250       $ 32,400
             100,000          8,125        16,250         32,500         48,750         54,000
             150,000         12,188        24,375         48,750         73,125         81,000
             200,000         16,250        32,500         65,000         97,500        108,000
             250,000         20,313        40,625         81,250        121,875        135,000
             300,000         24,375        48,750         97,500        146,250        162,000
             350,000         28,438        56,875        113,750        170,625        189,000
             400,000         32,500        65,000        130,000        195,000        216,000
             450,000         36,563        73,125        146,250        219,375        243,000
             500,000         40,625        81,250        162,500        243,750        270,000
             550,000         44,688        89,375        178,750        268,125        297,000

- ----------
(a) Compensation consists of base salaries and wages including any amounts voluntarily deferred under The Savings Plan for Employees of Arizona Public Service Company and The Savings Plan for Union Employees of Arizona Public Service Company, and amounts which would have constituted base salaries or wages but for the application of a salary reduction agreement under the Flexible Benefits Plan for Employees of Arizona Public Service Company. The Employees Retirement Plan does not include amounts voluntarily deferred under deferred compensation plans, overtime pay, directors' fees, bonuses or incentive pay. The Supplemental Excess Benefit Retirement Plan does include amounts deferred under deferred compensation plans, bonuses and incentive pay, subject to certain exceptions. For purposes of the Employees' Retirement Plan, compensation in excess of $235,840 (as adjusted annually) is disregarded.

(b) Although years of service begin accumulating on the date of employment, there is no vesting of interests under the plan until completion of five years of service.

(c) The maximum number of years taken into account for purposes of calculating benefits under the plan.

     For employees whose annual benefits would exceed the maximum benefits allowable under the basic Employees' Retirement Plan (which is a qualified defined benefit pension plan), a Supplemental Excess Benefit Retirement Plan provides for the payment, to those eligible, of such annual benefits in excess of the maximum allowable under the basic plan, as well as pension benefits based on certain types of deferred compensation, bonuses and incentive pay, from the general assets of the Company. The number of credited years of service for each of the individuals named in the summary compensation table and their 1993 remuneration covered by the Company's plans are as follows: Mr. Conway -- 5 years, $404,974; Mr. De Michele -- 16 years, $480,461; Mr. Ekstrom -- 33 years, $316,772; Mr. Norberg -- 12 years, $299,557; and Ms. Richard -- 9 years, $229,755. The amounts shown in the table are not expected to be subject to any reduction or offset for social security benefits or other significant amounts. Assuming retirement at age 65 the estimated annual benefit payable to those individuals named in the summary compensation table under the Employees Retirement Plan and the Supplemental Excess Benefit Retirement Plan are $59,227 for Mr. Conway; $250,325 for Mr. De Michele; $171,057 for Mr. Ekstrom; $97,356 for Mr. Norberg; and $104,539 for Ms. Richard.

     EXECUTIVE SEVERANCE AND OTHER CONTRACTUAL ARRANGEMENTS. The Company has entered into severance agreements with Ms. Richard and Messrs. Conway, De Michele, Ekstrom and Norberg and with eight other executive officers. The agreements are intended to provide stability of key management for the Company. Under the agreements, each officer will receive a payment and other severance benefits having an aggregate value of not more than 2.99 times the officer's "base income" (the average of the officer's annual compensation over the five years preceding the year of the "change in control") if, during the two-year period following a "change in control" of the Company, the officer's employment is terminated or the terms and conditions of his employment are significantly and detrimentally altered. "Change in control" includes any change in control event required to be reported under the Securities Exchange Act of 1934, an unrelated third party's acquisition of 20% or more of the Company's voting stock or substantially all of the assets of the Company, a merger or acquisition of the Company in which the Company is not the surviving corporation unless the Company's shareholders have the same proportionate interest in the surviving corporation, or a change in the majority of the members of the Company's Board of Directors over a two-year period, which change is not approved by two-thirds of the members of the Board then serving who were members immediately prior to the change. No severance benefits will be payable to an officer who has attained age 65 or whose termination is on account of retirement, voluntary termination, disability or death, or "for cause," as defined in the agreements. An officer will not be deemed to have voluntarily terminated his or her employment if the officer's termination is due to a material adverse change in his or her duties, status, or perquisites, failure to re-elect or redesignate the officer to a position held prior to the "change in control," a significant relocation of the officer's job without his or her consent, or a material breach by the Company of the officer's severance agreement. Each of the executive severance agreements terminates on December 31 of each year, upon six months' advance notice by the Company to the officer; if such notice is not given, the agreement will continue for successive one-year periods until the notice is given.

     In April 1978, Mr. De Michele and the Company entered into an agreement under which the Company in calculating Mr. De Michele's retirement benefits agreed to allow Mr. De Michele credit for years of prior employment with another Company. In May 1989 the Company entered into an agreement with Mr. Conway under which he would receive credit for additional years of service upon completion of five years of employment. The amount of the benefits to be received under the two arrangements will be based on age and other factors existing at the time of retirement and therefore cannot be presently determined. The agreement with Mr. Conway also provided for the payment of deferred compensation of which the following remains to be paid: $25,000 per year for three years and $13,340 to be paid in 1996. Pursuant to a separate letter agreement entered into in April 1989, the Company agreed to compensate Mr. Conway in an amount up to $50,000 per year based on the ratings of the Palo Verde Nuclear Generating Station by certain regulatory agencies.

     DEFERRED COMPENSATION PLAN. A deferred compensation plan (the "DCP") was established in 1992 by the Company and Pinnacle West for certain directors and key employees. The administration of the DCP including the selection of participants is performed by a committee appointed by the Board of Directors of Pinnacle West. The DCP allows participants to elect annually to defer any amount of their director's fees, annual bonus and up to 50% of their base salary. Amounts deferred are credited each year with interest at a rate based on a factor of the rolling average of 10-year U.S. Treasury Notes. If a participant terminates employment under conditions not involving a "change in control" before having participated in the DCP for five years, the interest is automatically adjusted to a rate equal to the rolling average of the 10-year U.S. Treasury Note rate. A "change in control" as defined in the DCP is substantially the same as the executive severance arrangements described above, except that the DCP refers to Pinnacle West and not to the Company. In addition, a sale of more than 80% of the Company's stock or a sale of substantially all of its assets to an unaffiliated party also constitutes a change in control. Amounts deferred under the DCP and earnings on such amounts cannot be distributed to a participant until he or she terminates employment, except in cases of financial hardship or after amounts have been deferred for five years provided that the participant has elected to take such early distribution at the time of the initial deferment. Distributions on account of retirement as defined in the DCP are available in a lump sum or in equal monthly installments over a period of up to 15 years. A participant's benefits under the DCP will be offset and reduced by any amounts payable to that participant under the Supplemental Executive Benefit Plan described below.

     SUPPLEMENTAL EXECUTIVE BENEFIT PLAN. Also in 1992, the Company, together with Pinnacle West, established the Supplemental Executive Benefit Plan ("SEBP") to provide benefits to certain directors and key employees in the event of a "change in control." The administration of the SEBP, including the selection of participants, is performed by a committee appointed by the Board of Directors of Pinnacle West (the "Committee"). The Company and Pinnacle West have established an irrevocable trust (the "SEBP Trust") to hold assets for purposes of funding the plan. The SEBP provides two benefits, a change in control benefit for participants and an employer's benefit. The change in control benefit to be determined by the Committee annually will be paid in a lump sum to a participant in January of the year following the date of a change in control, provided that the participant meets certain conditions of employment. No change in control benefit will be payable to a participant who voluntarily terminated employment prior to the January distribution date. Under certain conditions, a distribution will be made to a participant prior to the scheduled distribution date.

     The employer benefit is the amount in the SEBP Trust that is not needed to pay a participant's SEBP benefit. It will be paid in a lump sum to the Company when one of the participants terminates employment for whatever reason under circumstances which prevent him or her from qualifying for a change in control benefit or when there is an asset balance remaining in the SEBP Trust after payment of the benefit and such assets are not necessary to fund any other participant's SEBP benefits. The SEBP generally defines "change in control" in the same manner as described above in connection with the DCP, however, it also includes situations involving bankruptcy, the appointment of a trustee, receiver or liquidator or an assignment for the benefit of creditors by Pinnacle West.

                    REPORT OF THE HUMAN RESOURCES COMMITTEE

To Our Shareholders:

     The Company's Human Resources Committee (the "Committee") is composed of seven directors none of whom currently is, or has ever been, an officer or employee of the Company or any of its subsidiaries. The responsibilities of the Committee include reviewing annually and recommending to the full Board of Directors the cash compensation paid to the Company's officers, establishing annual goals for such officers and approving the payment of variable pay incentives when such goals are met. In addition, the Committee reviews stock option plans authorized by Pinnacle West shareholders under which stock options may be awarded to the Company's officers and key employees by the Human Resources Committee of Pinnacle West.

     The Company's executive compensation policy, as developed and adopted by the Committee, is designed to reward individual performance in critical areas of the Company's operations including cost management, earnings performance, customer service, safety and environmental concerns. Incentive goals are developed annually to focus on the Company's profitability and its operational results in the short and long term. The Committee sets compensation of Company officers in accordance with comparable median industry levels and the achievement of incentive goals. The Committee is presently reviewing the impact, if any, of Section 162(m) of the Internal Revenue Code to ensure that the Company's executive compensation will continue to be tax deductible. Section 162(m) of the Code limits the deductibility of compensation paid to certain executive officers which is in excess of $1,000,000 unless such compensation is based on preestablished criteria.

     In 1992, the Committee retained Hewitt Associates, an international benefits and compensation consulting firm, to report annually on how its officers' compensation compared to the compensation paid to officers performing similar functions at comparable utility companies. The comparable companies consist of 24 electric, and gas and electric utilities all of whom are included in the companies comprising the Edison Electric Institute Index used in the performance graph on page 16. The 1993 reports of Hewitt indicated that the base salaries paid to the Company's executive officers averaged generally 4% below the median compensation paid to their counterparts at comparable companies. Although the reports disclosed that Mr. Conway's compensation is significantly above the median, the Committee feels that his compensation is reasonable given his responsibility for operating the largest nuclear power plant in the United States, a position unique within the nuclear energy industry. The report also indicated that the cash incentive awards at target levels are below the market.

COMPONENTS OF COMPENSATION

BASE SALARY

     The Committee reviews each executive officer's base salary annually. To determine an appropriate salary level, consideration is given to individual performance, level of responsibility, prior experience and expertise, and base pay of officers performing similar functions at comparable utility companies. The 1993 reports from Hewitt Associates indicate that the base salary for Mr. De Michele was 12% below the median base salary of Chief Executive Officers of comparable utility companies. Except for two officers whose salary was in the lower range of their respective pay grades, salary increases in 1993 for the Company's officers, including its Chief Executive Officer, were not more than 2% of their 1992 salary. The small percentage increase is in keeping with the Company's policy to have a significant portion of compensation achieved through incentives such as bonuses tied to Company performance and the attainment of goals established by the Committee.

CASH INCENTIVES

     Under the Company's variable pay plan for officers, the total compensation of the CEO as well as the other executive officers is significantly impacted by their degree of accomplishment in meeting certain critical success indicators established by the Committee at the beginning of each year. The amount of incentive compensation paid, if any, depends on the degree of success in meeting these goals. However, the plan does not allow any cash incentive payments to be made unless the Company experiences lower than budgeted capital and operations and maintenance expenditures. The other indicators established by the Committee related to earnings, the operating efficiency of the Company's coal and nuclear facilities, customer satisfaction, safety and savings associated with fuel and purchased power costs. Under the plan the incentive payment for 1993 could range from 0% to 40% of Mr. De Michele's base salary and from 0% to 32% of the base salary for the other officers named in the summary compensation table. These incentive award opportunities at target performance levels are below the median of comparable utility companies, both for the Chief Executive Officer and the other Company officers as a group.

     As a result of achieving a substantial portion of the indicators, Mr. De Michele was granted a cash incentive payment equal to 33.75% of his base salary, with the other officers named in the summary compensation table receiving a cash incentive payment equal to 27% of their respective base salaries.

LONG-TERM INCENTIVES

     The Human Resources Committee of Pinnacle West, the Company's parent, believes that the ultimate measure of management's performance is its ability to deliver rewards to shareholders in the form of share price appreciation and rising dividends over time. To those ends, it began in the Fall of 1990 to make systematic grants of restricted stock and stock options to officers and key management employees of Pinnacle West and its subsidiaries, including the Company, in order that key management employees could participate in those rewards (or lack thereof) through stock ownership.

     The primary objective of Pinnacle West's stock option program is to encourage stock ownership on a continuing basis. To receive awards of restricted stock, participants must meet predetermined share ownership guidelines that expose them to similar financial risks as other shareholders.

     The size of awards made by The Human Resources Committee of Pinnacle West to the Company's participants in the program is determined by making assumptions as to how, generally, the stock should perform if Pinnacle West and its subsidiaries achieve their longer term goals. The Pinnacle West Committee then determines the size of each grant with the goal of bringing the recipient's total compensation to a level approximately equal to or slightly ahead of the competitive level provided the stock performs as assumed.

HUMAN RESOURCES COMMITTEE:

Martha O. Hesse
Marianne Moody Jennings
Wilma W. Schwada
Jack M. Morgan
John R. Norton, III
Donald M. Riley
Ben F. Williams

     The Report of the Human Resources Committee shall not be deemed to be incorporated by reference in any filing made by the Company with the United States Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934.

                               PERFORMANCE GRAPHS

     The following two graphs show the yearly change in the cumulative total shareholder return on an investment of $100 in the common stock of Pinnacle West as compared to a similar investment in the Dow Jones Equity Market Index and the Edison Electric Institute Index of 100 Investor Owned Electric Utilities. The first graph covers a five-year period beginning on the last trading day of 1988. The second graph covers a four-year period beginning on the last trading day of 1989. The four-year graph is included to show the shareholder return subsequent to the restructuring of senior management at Pinnacle West which occurred in the spring of 1990. The common stock of Pinnacle West is used to measure the performance of the Company inasmuch as the Company is the principal subsidiary of Pinnacle West and its operations account for the preponderance of Pinnacle West's operating revenues.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

                                                                 EDISON ELEC-
                                                                     TRIC
      MEASUREMENT PERIOD                           DOW JONES       INSTITUTE
    (FISCAL YEAR COVERED)        PINNACLE WEST   EQUITY INDEX        INDEX
1988                                    100.00          100.00          100.00
1989                                     75.71          130.94          129.92
1990                                     68.57          125.80          131.52
1991                                    115.40          166.61          169.39
1992                                    134.44          180.95          182.09
1993                                    148.41          198.94          202.82

                COMPARISON OF FOUR-YEAR CUMULATIVE TOTAL RETURN

                                                                 EDISON ELEC-
                                                                     TRIC
      MEASUREMENT PERIOD                           DOW JONES       INSTITUTE
    (FISCAL YEAR COVERED)        PINNACLE WEST   EQUITY INDEX        INDEX
1989                                    100.00          100.00          100.00
1990                                     97.08           96.07          101.23
1991                                    163.37          127.24          130.38
1992                                    190.34          138.19          140.15
1993                                    210.11          151.93          156.11

                            INDEPENDENT ACCOUNTANTS

     It is contemplated that the Company's financial statements as of December 31, 1994, and for the year then ending, will be examined by Deloitte & Touche, independent certified public accountants. Representatives of that firm are expected to be present at the Annual Meeting and will be afforded the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                     SHAREHOLDER PROPOSALS FOR NEXT MEETING

     A shareholder who intends to submit a proposal for inclusion in the proxy statement relating to next year's Annual Meeting of shareholders must submit such proposal so that it is received by the Company at its principal executive offices on or before November 18, 1994. The Company recommends that proponents submit their proposals by certified mail -- return receipt requested.

                         ARIZONA PUBLIC SERVICE COMPANY
                  P.O. Box 53999  Phoenix, Arizona 85072-3999
                      ANNUAL MEETING DATE, APRIL 19, 1994

       THIS PROXY SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS
P

      O. MARK DE MICHELE and NANCY C. LOFTIN, and each of them, are hereby appointed proxies, with full power of substitution, to vote all shares of stock which I am (we are) entitled to vote at the 1994 annual meeting of stockholders, and at any adjournment thereof:
R

       1. ELECTION OF DIRECTORS       FOR ALL NOMINEES LISTED BELOW / /               WITHHOLD AUTHORITY / /
                                      (except as marked to the contrary below)        to vote for all nominees listed below

INSTRUCTIONS: To withhold authority to vote for any individual nominee strike a line through the nominee's name below
O

    Mr. or Ms. Carr, De Michele, Hesse, Jennings, Matlock, Norberg, Norton,
             Riley, Sargent, Schwada, Seidel, Snell Williams, Woods

     2. In their discretion, upon such other business as may properly come before the meeting or any adjournment thereof.
X
        Any proxy heretofore given is hereby revoked.
     THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE. IN THE ABSENCE OF SPECIFICATION, IT WILL BE VOTED FOR
Y
     THE ELECTION OF ALL NAMED DIRECTORS.

                     (PLEASE DATE AND SIGN ON REVERSE SIDE)

  141-00VZ Rev. 2/94               PLEASE DATE, SIGN AND RETURN THIS PROXY
PROMPTLY



  DATED                    1994 SIGNATURE
  Please sign as name(s) appear below. Joint owners should both sign. Fiduciaries, attorneys, corporate officers, etc., should state their capacities.


C
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

Sta. 9820

                 -----------------------------
                     BUSINESS  REPLY  MAIL
                    FIRST CLASS    PERMIT NO.
                   881    PHOENIX, ARIZONA
                 -----------------------------

                    POSTAGE WILL BE PAID BY
                            ADDRESSEE

                          ARIZONA PUBLIC SERVICE COMPANY
                          PO BOX 53999
                          PHOENIX, AZ 85072-9540

Dear Shareholder:

     The 1994 Arizona Public Service Company Annual Meeting of Shareholders which will be held April 19, 1994, will be held separately from the Annual Meeting of Shareholders of the holding company.

     So that we can make the appropriate accommodations for you at the APS Annual Meeting, we would appreciate it if you would complete and return this card no later than April 2, 1994, if you plan to attend. Return postage will be paid for your convenience.

     Thank you for your assistance.
                                        Nancy C. Loftin, Secretary
                                        Arizona Public Service Company

I PLAN TO ATTEND THE APS ANNUAL MEETING. A TOTAL OF        WILL ATTEND.

Shareholder Name (Please Print)

    The Annual Meeting of Pinnacle West Capital Corporation will be held May 19, 1994. Shareholders of Pinnacle West will receive appropriate notice of this meeting separately.

X141-60BR Rev. 2-94